EXHIBIT 14

Code of Ethics

The Code of Ethics of The Southern Banc Company, Inc. (the “Company”) provides the framework for our maintaining the highest standards of professional conduct. The Code of Ethics is a statement of the Company’s values and ethical standards. The Company requires its directors, officers and other employees to adhere to the Code of Ethics. It is a guide to protect the reputation of the Company and its subsidiaries, our most valuable asset.

The Company endorses the following principles of professional and ethical conduct:

•	Compliance with all applicable laws, regulations, and Company policies.

•	Decisions and actions shall be proper.

•	The Company shall be honest, trustworthy, and fair in all of its actions and relationships.

•	The Company’s books and records shall be maintained honestly, accurately, and in accordance with acceptable accounting practices.

•	Directors, officers and other employees shall avoid situations in which their individual personal interests conflict, may conflict, or may appear to conflict, with the interests of the Company or its customers.

•	Business is only to be secured for the Company on the basis of an honest and competitive market process. The Company shall provide customers with appropriate financial products and services.

•	The Company shall maintain the appropriate level of confidentiality at all times with respect to information or data pertaining to customers, suppliers, employees, or the Company itself.

•	The Company shall protect all of its assets, including facilities and equipment, and help maintain their value.

•	Directors, officers and other employees shall act professionally and respect the dignity of others.

•	Appropriate officers and directors shall be notified promptly if violations or possible violations are observed.

•	Directors, officers and other employees shall maintain sound personal financial conditions by exercising good judgment in their own financial affairs.

Directors, officers and employees shall apply these principles in all of their business dealings. They must apply these principles to their communication in all media. Directors, officers and other employees must consider their actions in light of how they might be interpreted by others and whether they are behaving appropriately and performing in the best overall interests of the Company.

Key rules to ensure effectiveness of the Code of Ethics are set forth below:

Avoiding Conflicts of Interest

Directors, officers and other employees must make all business decisions for the Company free of conflicting influences. Conflicts of interest or potential conflicts of interest must be identified and addressed appropriately. Employees are subject to restrictions with respect to compensation offered and received, gifts and entertainment presented and received, personal fiduciary appointments, acceptance of bequests, outside employment and other affiliations, signing authority on accounts at the Company, and the holding of political office. Employees shall disclose conflicts and potential conflicts in the aforementioned categories, as well as relationships with customers, prospects, suppliers, and other employees. Appropriate senior officers shall determine if particular employee situations are acceptable.

Proper Use and Care of Information and Proper Record Keeping

The Company recognizes its obligation to stockholders, customers, and employees to protect the confidentiality and integrity of all forms of data and information entrusted to it. Directors, officers and other employees must maintain confidentiality even after leaving the Company. Directors, officers and other employees must also prevent misuse of confidential information.

Books and records must be accurate, in accordance with established accounting and record-keeping procedures and sound accounting controls, and in compliance with document retention requirements. Periodic reports submitted to the Securities and Exchange Commission, other regulators, management, and the public must reflect full, fair, accurate, timely, and understandable disclosure of the Company’s financial information.

Dealings with Customers, Prospects, Suppliers, and Competitors

All dealings with customers, prospects, suppliers, and competitors must be conducted in accordance with applicable laws and regulations and on terms that are fair and in the best interests of the Company. Decisions relating to relationships with current or prospective customers and suppliers must be based solely on business considerations. Personal relationships with current or prospective customers or suppliers should not influence business decisions. All applicable laws and regulations pertaining to anti-money laundering, record keeping, antitrust, fair competition, anti-racketeering, and anti-bribery laws shall be complied with.

Treating People Fairly and with Respect

Directors, officers and other employees shall deal with current and prospective customers, suppliers, visitors, and other employees without any discrimination because of race, color, creed, religion, sex, national origin, ancestry, citizenship status, age, marital status, sexual orientation, physical or mental disability, veteran status, liability for service in the Armed Forces of the United States, or any other classification prohibited by applicable laws and regulations. An environment free of harassment, discrimination, or intimidation shall be established.

Consequences of a violation of these laws and policies may include disciplinary action up to and including termination of employment. Any director, officer or other employee who believes that he or she has been the subject of harassment or discrimination, or who believes that an act of harassment or discrimination has occurred with respect to another employee or director, is encouraged to report the perceived violation.

Compliance with the Law

Directors, officers and other employees shall not participate in any illegal or criminal activity. Any employee who has been convicted of or pleaded guilty to a felony or who has been sanctioned by a regulatory agency must immediately report such information in writing to Gates Little. Directors, officers and other employees shall also respond to specific inquiries of the Company’s independent public accounting firm. Directors, officers and other employees shall protect the Company’s assets as appropriate to maintain their value to the Company. Directors, officers and other employees shall take care to use facilities, furnishings, and equipment properly and avoid abusive, careless and inappropriate behavior that may destroy, waste, or cause the deterioration of Company property.

Employees should be aware of the laws and regulations applicable to the Company. These include, for example, the Bank Secrecy Act, the Bank Bribery Act, the Foreign Corrupt Practices Act, Sections 23A and 23B of the Federal Reserve Act (Regulation W), Federal Reserve Regulation O, the Securities Exchange Act of 1934, the Gramm-Leach-Billey Act, the Sarbanes-Oxley Act of 2002, the Fair Credit Reporting, the USA PATRIOT Act, Antitrust Regulations, Laws and Regulations Regarding Tie-In Arrangements, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Uniform Services Employment and Reemployment Rights Act. Senior officers shall be familiar with these laws and regulations and understand their responsibility for promoting compliance among staff members.

Every possible situation cannot be anticipated in the Code of Ethics. If a director, officer or other employee is uncertain about any aspect of the Code and how it should be applied or interpreted, he or she is encouraged to discuss it with Gates Little. A director, officer or other employee who compromises or violates the law, and any employee who violates Company policies relating to the conduct of its business or the high ethical standards contained in the Code and related policy and procedures, shall be subject to corrective action, up to and including dismissal from employment or directorship at the Company, and, in some cases, may also be subject to criminal or civil proceedings under applicable laws.

Directors, officers or other employees are strongly encouraged to assist management in its efforts to ensure that the Code of Ethics is being followed by all employees and directors. If an employee or a director observes or suspect a breach of the Code or any law, regulation, or other Company policy by another employee or director in connection with that other employee’s or director’s business for the Company, then the employee or director observing or suspecting that breach must report such observations or suspicions and must describe their circumstances to management by memorandum or phone call. Such reports are treated as confidential to the extent consistent with appropriate investigation. Appropriate directors, officers or other employees will investigate matters reported and determine if remedial actions and/or notification to regulators or law enforcement is appropriate. Retaliation of any kind against a director, officer or other employee who makes a good faith report of an observed or suspected violation of the Code of Ethics or any law, regulation, or Company policy is prohibited.

All directors, officers and other employees in supervisory, managerial, or other sensitive positions are required annually to certify that they have read, understand, and comply with the Code of Ethics.

The Code of Ethics shall be revised periodically to ensure that it addresses new statutes and contemporary legal issues, as appropriate.

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